SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 14, 2000

                          DOCUCORP INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                   00-1033864                    75-2690838
Delaware                          (Commission                  (IRS Employer
(State of Incorporation)          File Number)              Identification No.)

                    5910 North Central Expressway, Suite 800
                            Dallas, Texas 75206-5140
                    (Address of principal executive offices)

Registrant's telephone number, including area code    214-891-6500

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Item 5. Other Events

      On November 14, the Company issued the following press release in connection with the restatement of its audited financial statements for its fiscal year ended July 31, 2000:

      DocuCorp International (Nasdaq: DOCC), a leading provider of enterprise information solutions, today announced that it will be restating its audited financial statements for its fiscal year ended July 31, 2000. The Company expects the restatement to result in a reduction of approximately $1,354,000 in net revenues for the fiscal quarter and fiscal year ended July 31, 2000, and a reduction in net income for the same periods of approximately $980,000, or $.06 per share, subject to the completion of audit procedures by the Company's independent public accountants.

      In July 2000, the Company recognized revenue from a purported amendment of an existing software license agreement for one of the Company's European customers. The amendment was improperly represented by the Company's European subsidiary as having been in effect on July 31, 2000. The Company's audit committee immediately commenced an internal investigation relating to the software license, and the Company promptly notified its independent public accountants of the investigation. The audit committee engaged the law firm of Lovells, in London, to assist in the investigation. The Company's decision to restate the audited financial statements for fiscal 2000 was based upon the completion of this investigation. Accordingly, investors should not rely upon the existing audited financial statements for the year ended July 31, 2000.

      "We deeply regret that this incident occurred in our European operations, but the swiftness and appropriateness with which DocuCorp addressed this problem is reflective of the integrity and reputation of this Company," stated Michael
D. Andereck, president and CEO of DocuCorp. "We do not believe that this restatement impacts the fundamental strengths of the Company," added Andereck. "The restatement will make a Y2K-impacted year even less robust than previously reported."

      The Company filed its report on Form 10-K containing audited financial statements for fiscal 2000 on October 27, 2000. It expects to re-file such report, containing the restated financial statements for fiscal 2000 as promptly as practicable.


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      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       DocuCorp International, Inc.


Date: November 17, 2000                By: /s/ Michael D. Andereck
                                           -----------------------
                                           Michael D. Andereck
                                           President and Chief Executive Officer


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